Exhibit 5.1

May 20, 2026

Picard Medical, Inc.

1992 East Silverlake

Tucson, Arizona 85713

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Picard Medical, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on May 20, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the resale of up to 16,211,479 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 8,187,766 shares issuable upon exercise of warrants issued pursuant to a warrant agreement dated December 24, 2025 (the “Warrant Shares”), (ii) 80,128 shares of Common Stock (the “QC Origination Shares”) issued to Quick Capital, LLC as part of the consideration pursuant to a Securities Purchase Agreement dated April 7, 2026 and (iii) 7,943,585 shares of Common Stock (the “Sindex Shares”) issued to Sindex SSI Financing, LLC in connection with a Membership Interest Purchase Agreement on September 27, 2021, all originally issued in a private placement exempt from registration under the Securities Act.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Warrant Shares issuable upon the exercise of warrants as described in the Registration Statement have been duly authorized and, when issued in accordance with the terms of the applicable instruments and, as applicable, upon payment of the consideration therefor, will be validly issued, fully paid and non‑assessable and (ii) the QC Origination Shares and the Sindex Shares have been duly authorized and will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ Winston & Strawn LLP